Exhibit 4.01 (e)

                              EQUITABLE RESOURCES, INC.

                 Excerpt from the Minutes of a Meeting of The Finance
                Committee of The Board of Directors Held April 6, 1988

               In connection with the contemporaneous adoption by the Finance Committee of the Board Resolution establishing the terms and provisions of the Company's Debentures, 9.90% Series Due April 15, 2013 (the "Debentures"), and so as to provide for the issue and sale of the Debentures, the Committee, on motion duly made and seconded, unanimously adopted the following resolutions:

               RESOLVED, that the Purchase Agreement among the Company and The First Boston Corporation and Morgan Stanley & Co. Incorporated (the "Underwriters"), dated April 6, 1988 (the "Purchase Agreement"), presented to this meeting be and the same hereby is approved, and that the proper officers of the Company be and hereby they are authorized and directed to execute and deliver, on behalf of the Company, the Purchase Agreement substantially in the form presented to this meeting, with such changes therein as the officers executing the same may approve;

               FURTHER RESOLVED, that the Company shall issue and sell for cash to the Underwriters $75,000,000 aggregate principal amount of the Debentures at the purchase price of 96.525% of the principal amount thereof specified in the Purchase Agreement, and that the proper officers of the Company be, and each of them hereby is, authorized and directed to cause the Debentures in definitive form, in the amount agreed to be purchased by each Underwriter, to be delivered to such Underwriter against payment to the Company of the purchase price therefor, all in accordance with the provisions of the Purchase Agreement; and

               FURTHER RESOLVED, that the action of the officers of the Company in causing to be prepared and filed with the Securities and Exchange Commission (the "SEC") a Preliminary Prospectus Supplement dated April 4, 1988 (the "Preliminary Prospectus Supplement"), including therein a Prospectus dated August 26, 1986 (the "Prospectus") relating to $75,000,000 aggregate principal amount of the Debentures, and the use of such Preliminary Prospectus Supplement and Prospectus in connection with the marketing and offering of the Debentures be, and hereby it is, in all respects ratified, confirmed and approved; and

               FURTHER RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf the Company, to cause to be prepared and filed with the SEC a final Prospectus Supplement (the "Prospectus Supplement"), including therein the Prospectus, and to use such Prospectus Supplement and Prospectus in connection with the offering and sale of the Debentures; and

               FURTHER RESOLVED, that the form (proof of April 5, 1988) presented to this meeting of the Debentures be, and the same hereby is, approved, and that the proper officers of the Company be, and hereby are, authorized and directed to execute and deliver, on behalf of the Company, the Debentures in substantially the form presented to this meeting, with the blanks therein appropriately filled and with such changes therein as the officers executing the same may approve.


                              EQUITABLE RESOURCES, INC.
                                   BOARD RESOLUTION

                Resolution of the Finance Committee, a duly authorized
                    Committee appointed by the Board of Directors,
            Establishing Certain Terms and Provisions of the Fourth Series
                 of Securities to be Issued under the Indenture dated
                  as of April 1, 1983 from Equitable Resources, Inc.
                         to Bankers Trust Company, as Trustee


               RESOLVED, that, in accordance with Section 301 of the Indenture dated as of April 1, 1983 (the "Indenture") from Equitable Resources, Inc. (the "Company") to Bankers Trust Company, as successor trustee (the "Trustee"), there is hereby established for authentication and delivery by the Trustee the fourth series of Securities (such series being referred to herein as the "Debentures") of the Company to be issued under the Indenture, having the following terms and provisions in addition to the terms and provisions established by the Indenture:

               1.1 Title. The title of the Debentures shall be "Debentures, 9.90% Series Due April 15, 2013".

               2.1 Principal Amount. The aggregate principal amount of the Debentures which may be authenticated and delivered under the Indenture (except for Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture) shall be limited to $75,000,000.

               3.1 Maturity. The principal of the Debentures shall be payable on April 15, 2013.

               4.1 Interest Rate. The Debenture shall bear interest at the rate of 9.90% per annum until the principal thereof is paid or made available for payment and (to the extent that the payment of such interest shall be legally enforceable) at the same rate per annum on any overdue principal and premium and on any overdue installment of interest.

               4.2 Interest Accrual. Interest on the Debentures shall accrue from the date of the original issue of any of the Debentures or from the most recent Interest Payment Date (as specified in Section 4.3 below) to which interest has been paid or duly provided for.

               4.3 Interest Payment Dates. The Interest Payment Dates on which interest on the Debentures shall be paid or duly provided for shall be semiannually on April 15 and October 15 in each year, commencing October 15, 1988.

               4.4 Regular Record Dates. The Regular Record Dates for the interest on the Debentures so payable on any Interest Payment Date (as specified in Section 4.3 above) shall be the March 31 or September 30 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.


               5.1 Place of Payment. Principal of (and premium, if any, on) the Debentures shall be payable at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, the City of New York, New York. Unless otherwise designated by the Company in a written notice to the Trustee, such office or agency in the Borough of Manhattan for the above purpose shall be the Corporate Trust Office of the Trustee. Interest on the Debentures shall be payable by check mailed to the registered address of the holder of record on the Regular Record Date for such interest payment.

               6.1 Redemption. The Company may, at its option, redeem the Debentures on or after April 15, 1998, as a whole at any time or in part from time to time, otherwise than through operation of the sinking fund, at the Redemption Prices (expressed as percentages of the principal amount) set forth in the table below, in each case together with accrued interest to the Redemption Date:

          If Redeemed                        If Redeemed
          During the                         During the
          Twelve-Month                       Twelve-Month
          Period Beginning    Redemption     Period Beginning    Redemption
          April 15,           Price          April 15,           Price

          1998                103.65%        2006                100.73%
          1999                103.29         2007                100.37
          2000                102.92         2008                100.00
          2001                102.56         2009                100.00
          2002                102.19         2010                100.00
          2003                101.83         2011                100.00
          2004                101.46         2012                100.00
          2005                101.10

               7.1 Sinking Fund. The Company will pay to the Trustee on or before April 15 in each of the years 1999 through 2012, inclusive, an amount sufficient to redeem not less than $3,750,000 principal amount of Debentures, as a mandatory sinking fund, at the sinking fund redemption price of 100% of the principal amount, and the Company may, at its option, also pay to the Trustee on or before such date in each of such years an amount sufficient to redeem not more than an additional $7,500,000 principal amount of Debentures at such sinking fund redemption price. The right to make such additional optional sinking fund payment shall not be cumulative. The cash amount of any mandatory sinking fund payment shall be subject to reduction as provided in Section 1202 of the Indenture. Each sinking fund payment shall be applied to the redemption of Debentures as provided in Section 1203 of the Indenture.

               8.1 Denominations. As contemplated by the Indenture, the Debentures shall be issuable in denominations of $1,000 and any integral multiple thereof.

               9.1 Convertibility. The Debentures shall not be convertible into shares of capital stock or other securities of the Company.

               10.1 Repayment. Except as provided in Sections 7.1 and 11.1 hereof, the Company shall have no obligation to repay the Debentures (at the option of Holders or otherwise) prior to the Maturity of the Debentures (as specified in Section 3.1 above).

               11.1 Acceleration. The principal amount of the Debentures (and not a portion thereof) shall be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 502 of the Indenture.

               12.1 Section 403 of Indenture. Section 403 of the Indenture shall apply to the Debentures.

               13.1 Other Provisions. The Debentures shall have no other terms than as set forth in this Board Resolution and the Indenture or as may be set forth in any indenture or indentures supplemental to the Indenture.

               Capitalized terms used in this Board Resolution have the meanings set forth in the Indenture unless otherwise indicated or the context indicates otherwise.